UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 7, 2017

AmeriGas Partners, L.P.

(Exact name of registrant as specified in its charter)

Delaware	1-13692	23-2787918
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

460 North Gulph Road, King of Prussia, Pennsylvania	19406
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: 610-337-7000

Former name or former address, if changed since last report: Not Applicable.

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01 Entry into a Material Definitive Agreement.

On November 7, 2017, AmeriGas Partners, L.P. (the “Partnership”) entered into a Standby Equity Commitment Agreement (the “Commitment Agreement”) by and among AmeriGas Propane, Inc., its General Partner (the “General Partner”), and UGI Corporation (“UGI”), which indirectly owns 100% of the General Partner. Under the terms of the Commitment Agreement, UGI has committed to make up to $225 million of capital contributions to the Partnership through July 1, 2019 (the “Commitment Period”). UGI’s capital contributions may be made from time to time during the Commitment Period upon request of the Partnership, acting through the sole discretion of the audit committee consisting of independent members of the board of directors of its General Partner (the “Audit Committee”). The Commitment Agreement includes customary representations, warranties and covenants of each of the parties, and the making of each capital contribution is subject to customary conditions.

In consideration for any capital contributions pursuant to the Commitment Agreement, the Partnership will issue to UGI or a wholly owned subsidiary new Class B Common Units representing limited partner interests in the Partnership (“Class B Units”). The Class B Units will be issued at a price per unit equal to the 20-day volume-weighted average price of the Partnership’s common units (“Common Units”) prior to the date of the Partnership’s related capital call. The Class B Units will be entitled to cumulative quarterly distributions at a rate equal to the annualized Common Unit yield at the time of the applicable capital call, plus 130 basis points. The Partnership, at the direction of the Audit Committee, may choose to make the distributions in cash or in kind in the form of additional Class B Units. While outstanding, the Class B Units will not be subject to any incentive distributions from the Partnership. The Class B Units will be entitled to vote on matters as provided in the Partnership’s Partnership Agreement (defined below) on an “as-converted” basis together with the Common Units as a single class.

At any time after 5 years from the initial issuance of the Class B Units, holders may elect to convert all or any portion of the Class B Units they own into Common Units on a one-for-one basis (as adjusted for customary anti-dilution protections). At any time after 6 years from the initial issuance of the Class B Units, the Partnership may elect to convert all or any portion of the Class B Units into Common Units if (i) the closing trading price of the Common Units is greater than 110% of the applicable purchase price for the Class B Units and (ii) the Common Units are listed or admitted for trading on a National Securities Exchange. Upon certain events involving a Change of Control (as defined in the Amendment described below), and immediately prior to a liquidation or winding up of the Partnership, the Class B Units will automatically convert into Common Units on a one-for-one basis (as adjusted for customary anti-dilution protections).

In connection with the initial issuance of Class B Units, the General Partner will execute an amendment (the “Amendment”) to the Partnership’s Fourth Amended and Restated Agreement of Limited Partnership which will authorize and establish the rights and preferences of the Class B Units and will make certain other changes of an administrative or immaterial nature. A form of the Amendment is attached as Exhibit A to the Commitment Agreement. In addition, in connection with the initial issuance of the Class B Units, the Partnership and UGI will enter into a registration rights agreement, which will give the Class B unitholders certain rights to require the Partnership to file and maintain one or more registration statements with respect to registering resales of the Common Units issuable to Class B unitholders upon conversion of the Class B Units, as well as certain “piggyback” registration rights.

The foregoing description of the Commitment Agreement does not purport to be complete and is qualified in its entirety by reference to the Commitment Agreement, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 3.02 Unregistered Sale of Equity Securities.

In connection with each closing under the Commitment Agreement, the Partnership will issue Class B Units to UGI (or a wholly owned subsidiary of UGI) in a private transaction exempt from registration under Section 4(a)(2) of the Securities Act of 1933, as amended. The information set forth in Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits. The following exhibit is being filed herewith:

10.1	Standby Equity Commitment Agreement, dated November 7, 2017, by and among AmeriGas Partners, L.P., AmeriGas Propane, Inc. and UGI Corporation.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AmeriGas Partners, L.P.

November 9, 2017	By:	/s/ G. Gary Garcia
Name: G. Gary Garcia
Title: Treasurer of AmeriGas Propane, Inc., the general
partner of AmeriGas Partners, L.P.